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                                                              EXHIBIT 5.1
                       [LETTERHEAD OF RUBEN & ARONSON, LLP]

                                                          August 25, 1998


MTR Gaming Group, Inc.
State Route 2 South
P.O. Box 358
Chester, West Virginia  26034

Gentlemen:

     We have acted as counsel to MTR Gaming Group, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the offering of 4,600,299 shares (the "Shares") of Common Stock, $.00001 par value per share, to certain current and former directors (including non-employee directors), employees, and consultants of the Company issuable upon exercise of options (i) which either have been, or may from time to time be, granted by the Company under its 1992 Employee Stock Option Plan (the "1992 Plan"), (ii) which have been granted by the Company under its 1996 Stock Option Plan, 1996 Amended Stock Option Plan or 1998 Stock Incentive Plan (collectively with the 1992 Plan, the "Plans"), and
(iii) which have been granted by the Company as described in and subject to the terms of certain agreements dated as of May 31, 1994, October 1, 1994, May 30, 1995, October 11, 1995, October 8, 1996, February 18, 1998 and July 29, 1998 (collectively, the "Agreements").

     In connection with the foregoing, except as set forth in this paragraph, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. We have examined each option contract in respect of options granted under the Plans and examined each Agreement. In all our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.


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MTR Gaming Group, Inc.
August 25, 1998
Page 2



     Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and paid for in accordance with the applicable Plans and Agreements, and in accordance with the options issuable pursuant to the Plans, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ RUBEN & ARONSON, LLP
                                        -------------------------
                                            RUBEN & ARONSON, LLP